CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference the 7th day of November, 2001

BETWEEN:

WORLDWIDE TECHNOLOGIES, INC., a British Columbia company, 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

(the "Company")

OF THE FIRST PART

AND:

ENTERTAINMENT HOSTING & MERCHANDISING, L.L.C., a California limited liability company having an office at 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

("EHM")

OF THE SECOND PART

AND:

PAUL W. SEVERN, of 16919 Ventura Boulevard, Encino, CA 91316

(the "Consultant")

OF THE THIRD PART

WHEREAS:

A. The Company is in the process of acquiring all of the membership interests in EHM such that EHM will become a wholly-owned subsidiary of the Company;

B. The Consultant has created the Official Ricky Martin Fan Club Website at www.rickyfan.com (the "Ricky Martin Website") where users can join the Official Ricky Martin Fan Club (the "Ricky Martin Fan Club"), pursuant to the terms of a License Agreement between Jesdan Entertainment Corp. and Ricky Martin Enterprises, Inc. (the "License Agreement");

C. Pursuant to an Assignment of License Agreement between Ricky Martin Enterprises, Inc., EHM and the Company, EHM will become a licensee under the terms of the License Agreement; and

D. The Company desires to retain the Consultant to provide EHM with the services detailed in Schedule "A" hereto (the "Services"), and the Consultant has agreed to provide the Services to EHM on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF CONSULTANT

1.1 Appointment of Consultant

The Company and EHM hereby appoint the Consultant to perform the Services for the benefit of the Company and EHM as hereinafter set forth, and the Company and EHM hereby authorize the Consultant to exercise such powers as provided under this Agreement. The Consultant accepts such appointment on the terms and conditions herein set forth.

1.2 Authority of Consultant

The Consultant shall have no right or authority, express or implied, to commit or otherwise obligate the Company or EHM in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company or EHM, as applicable.

1.3 Independent Consultant

In performing the Services, the Consultant shall be an independent consultant and not an employee or agent of the Company or EHM, except that the Consultant shall be the agent of the Company or EHM, as applicable, solely in circumstances where the Consultant must be the agent to carry out his obligations as set forth in this Agreement. The Consultant hereby acknowledges that neither the Company nor EHM is required and shall not be required to make any remittances and payments required of employers by statute on the Consultant's behalf and the Consultant or any of his agents shall not be entitled to the fringe benefits provided by the Company and/or EHM to its employees.

ARTICLE 2
CONSULTANT'S EXPENSES

2.1 Expense Statements

The Consultant may incur expenses in the name of the Company and EHM as agreed in advance in writing by either the Company or EHM, such expenses to relate solely to the carrying out of the Services. The Consultant will immediately forward to the Company all invoices for expenses incurred on behalf of and in the name of the Company or EHM and the Company agrees to pay said invoices directly on a timely basis.

ARTICLE 3
COMPANY'S AGREEMENTS

3.1 Compensation of Consultant

Creation of the Ricky Martin Website

(a) As compensation for the Services rendered by the Consultant pertaining to the creation of the Ricky Martin Website, the Company shall, upon execution of this Agreement:

(i) issue to the Consultant 75,000 common shares (the "Shares") in the capital of the Company, which shares will be issued to the Consultant upon the execution of all necessary documents, including a Subscription Agreement in the form attached to this Agreement as Schedule "B";

(ii) pay to the Consultant the sum of $7,500 cash;

(iii) grant to the Consultant an aggregate of 125,000 share purchase warrants (the "Warrants"), which warrants will be issued to the Consultant upon the execution of all necessary documents, including a Subscription Agreement in the form attached to this Agreement as Schedule "B", are exercisable for a period of five (5) years from the date of this Agreement and entitle the Consultant to purchase up to 125,000 common shares of the Company (the "Warrant Shares") as follows:

A. 31,250 of the Warrants exercisable at a price of $0.25 per share;

B. 31,250 of the Warrants exercisable at a price of $0.50 per share;

C. 31,250 of the Warrants exercisable at a price of $0.75 per share; and

D. 31,250 of the Warrants exercisable at a price of $1.00 per share.

Creation of New Websites and Maintenance of the Ricky Martin Website and the New Websites

(b) As compensation for the Services rendered which do not pertain directly to the creation of the Ricky Martin Website, the Company will issue common shares in the capital of the Company worth $30,000 based on the price per share which is the highest sale price of the Company's common stock on the day before the common shares are issued to the Consultant. The common shares will be issued in connection with the filing of a Form S-8 by the Company within 30 days of the date of this Agreement.

Revenue Split from Ricky Martin Website

(c) The Company and EHM will pay (the "Revenue Split") to the Consultant 20% of the sales, after deduction of all direct costs of fulfilling such sales, received by the Company and EHM from sales of memberships to the Fan Club and from sales of merchandise via the Ricky Martin Website and any other websites hosted by EHM, provided that the Company will no longer be obligated to pay the Revenue Split if the Company terminates this Agreement for cause or if the Consultant terminates this Agreement for any reason whatsoever.

3.2 Restrictions on the Shares and the Warrant Shares

(a) The Consultant acknowledges and agrees that the Shares, with the exception of 3.1(b), and the Warrant Shares are subject to the following restrictions:

(i) a one year hold period (the "Hold Period") from the date of issuance of the Shares or the Warrant Shares, as applicable; and

(ii) following the expiration of the Hold Period and subject to sections 3.2(b) and 3.2(c) of this Agreement, the Consultant may sell, during any 90 day period, up to an aggregate of twenty-five (25%) percent of the Shares and the Warrant Shares issued to the Consultant pursuant to this Agreement.

(b) The Consultant agrees that the prior to selling any of the Shares or the Warrant Shares, the Consultant will offer to sell the Shares or the Warrant Shares, as the case may be, to the Company at a price per share equal to last sale price of the Company's common shares on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board, or any other market upon which the Company's common shares trade at such time. The Company will have five (5) days to notify the Consultant that it has decided to purchase the Shares or the Warrant Shares, as applicable, and fifteen (15) days to complete such purchase.

(c) In the event that the Company does not purchase the Shares or the Warrant Shares pursuant to section 3.2(b) of this Agreement, the Consultant agrees to sell the Shares or the Warrant Shares, as the case may be, through a broker designated by the Company in their sole discretion.

3.3 Consultant's Acknowledgements

Except as otherwise stated herein, the Consultant acknowledges that the Shares and the Warrant Shares will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. persons, except pursuant to an effective registration statement under the 1933 Act, pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state securities laws. The Consultant further acknowledges that the Shares and the Warrant Shares will be subject to a one (1) year hold period from the date of issuance of the such shares, as the case may be.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.1 Effective Date

This Agreement shall become effective as of the 7th day of November, 2001 (the "Effective Date"), and shall continue for a period of one (1) year from the Effective Date or until terminated pursuant to the terms of this Agreement. The Agreement shall automatically renew for consecutive one (1) year terms if not terminated prior to anniversary date of the Effective Date.

4.2 Termination

This Agreement may be terminated by any party by giving the other 30 days written notice of such termination, provided that the Company may terminate this Agreement immediately on written notice if the Consultant has breached any terms of this Agreement and does not cure such breach within 30 days.

4.3 Duties Upon Termination

(a) Upon termination of this Agreement for any reason, the Consultant shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company and EHM:

(i) a final accounting, reflecting the balance of expenses incurred on behalf of the Company and/or EHM as of the date of termination; and

(ii) all documents pertaining to the Company and/or EHM or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that the Consultant shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company and EHM.

4.4 Compensation of Consultant on Termination

Upon termination of this Agreement, the Consultant shall be entitled to receive as his full and sole compensation in discharge of obligations of the Company and EHM under this Agreement all sums due and payable under this Agreement to the date of termination and the Consultant shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to the Consultant under this Agreement any damages, liabilities, costs or expenses suffered by the Company and EHM by reason of the fraud, negligence or wilful act of the Consultant, to the extent such right has not been waived by the Company or EHM.

ARTICLE 5
CONFIDENTIALITY

5.1 Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Consultant performing the services (collectively, the "Work Product") shall belong exclusively to the Company and EHM, and both the Company and EHM shall be entitled to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by the Consultant or any of his agents without the express permission of the Company or EHM, provided that the Consultant is hereby given permission to maintain one copy of the Work Product for his own use.

5.2 Confidentiality

(a) The Consultant shall not, except as authorized or required by his duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company or EHM, which may come to his knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the business of the Company or the business of EHM or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

(b) The Consultant shall comply, and shall cause his agents to comply, with such directions as the Company and/or EHM shall make to ensure the safeguarding or confidentiality of all such information. The Company and/or EHM may require that any agent of the Consultant execute an agreement with the Company and EHM regarding the confidentiality of all such information.

5.3 Devotion to Contract

(a) During the term of this Agreement, the Consultant shall devote sufficient time, attention, and ability to the business of the Company and the business of EHM, and to any associated company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement. Nothing contained herein shall be deemed to require the Consultant to devote his exclusive time, attention and ability to the business of the Company. During the term of this Agreement, the Consultant shall, and shall cause each of his agents assigned to performance of the Services on behalf of the Consultant, to:

(a) at all times perform the Services faithfully, diligently, to the best of his abilities and in the best interests of the Company and EHM;

(b) devote such of his time, labour and attention to the business of the Company and EHM as is necessary for the proper performance of the Services hereunder; and

(c) refrain from acting in any manner contrary to the best interests of the Company and EHM or contrary to the duties of the Consultant as contemplated herein.

5.4 Other Activities

The Consultant shall not be precluded from acting in a function similar to that contemplated under this Agreement for any other person, firm or company.

ARTICLE 6
MISCELLANEOUS

6.1 Waiver; Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company or EHM shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.2 Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the State of California.

6.3 Successors, etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

6.4 Assignment

This Agreement may not be assigned by any party except with the written consent of the other party hereto.

6.5 Entire Agreement and Modification

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.6 Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

6.7 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company, EHM or the Consultant as follows:

The Company:

Worldwide Technologies, Inc.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

Attention: Aric Gastwirth

Facsimile: 805.205.2323

EHM:

Entertainment Hosting & Merchandising, L.L.C.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

Attention: Aric Gastwirth

Facsimile: 805.205.2323

The Consultant:

Paul W. Severn
16919 Ventura Boulevard
Encino, CA 91316

Facsimile: 818.981.3020

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.8 Time of the Essence

Time is of the essence of this Agreement.

6.9 Further Assurances

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.10 Counterparts

This Agreement may be executed in several counter-parts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

6.11 Currency

Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WORLDWIDE TECHNOLOGIES, INC.

Per: /s/ signed
Authorized Signatory

ENTERTAINMENT HOSTING & MERCHANDISING, L.L.C.

Per: /s/ signed
Authorized Signatory

Executed by Paul W. Severn in the
presence of:

/s/ signed
Winston F.M. Severn
26011 Farmfield Road
Calabasas, CA 91302
Self Employed, Sporting Goods

/s/ Paul Severn
PAUL W. SEVERN

SCHEDULES (not attached):

Schedule "A": Services to be Performed by the Consultant
Schedule "B": Subscription Agreement